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                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (Unaudited)

                                                                           SIX MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Earnings:
  Income before taxes and equity in net loss of affiliates.............  $253,576     $199,333
  Add:
     Interest expense..................................................    71,977       51,924
     Amortization of debt expense......................................       214          728
     Amortization of capitalized interest..............................       497          574
     Interest component of rent expense................................    13,950       12,264
                                                                         --------     --------
  Earnings.............................................................  $340,214     $264,823
                                                                         ========     ========
Fixed charges:
  Interest expense.....................................................  $ 71,977     $ 51,924
  Amortization of debt expense.........................................       214          728
  Capitalized interest.................................................     4,142          110
  Interest component of rent expense...................................    13,950       12,264
                                                                         --------     --------
  Fixed charges........................................................  $ 90,283     $ 65,026
                                                                         ========     ========
Ratio of earnings to fixed charges.....................................     3.77x        4.07x
                                                                         ========     ========
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